Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13(d)-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value, $0.01 per share, of First Franklin Corporation and further agree that this Joint Filing Agreement be included as an exhibit to such statement.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of April 13, 2010.

Lenox Wealth Management, Inc.

By:	/s/ F. Mark Reuter
Attorney-in-Fact for John C. Lame
Chief Executive Officer
Date: April 13, 2010

John C. Lame

By:	/s/ F. Mark Reuter
Attorney-in-Fact for John C. Lame
Date: April 13, 2010

Jason D. Long

By:	/s/ F. Mark Reuter
Attorney-in-Fact for Jason D. Long
Date: April 13, 2010